FOR IMMEDIATE RELEASE	April 6, 2018
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN

DAYTONA BEACH, FL

Freehold, New Jersey…. April 6, 2018……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a brand new 399,440 square foot industrial building located at 1341 N. Clyde Morris Boulevard, Daytona Beach, FL at a purchase price of $30,750,540. The property is net-leased for 10 years to B. Braun Medical Inc., a Pennsylvania corporation. The building is situated on approximately 27.5 acres.

Michael P. Landy, President and CEO, commented, “We are pleased to announce this new acquisition. This built-to-suit property is ideally situated near the Daytona Beach International Airport and Interstate 4. Founded in 1839, and headquartered in Germany, B. Braun is a privately held medical device company that manufactures, markets, and sells various healthcare products worldwide. They have a new manufacturing facility in very close proximity to our distribution facility. The Florida economy consistently ranks as one of our nation’s strongest. With approximately 10% of our property portfolio located here in the Sunshine State, we remain optimistic about our long-term growth potential. This marks our fourth acquisition in fiscal 2018 comprising 1.7 million square feet totaling $140 million.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the U.S. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 110 properties containing a total of approximately 20.3 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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